Exhibit 5.1

February 8, 2006	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com
Dobson Communications Corporation
14201 Wireless Way
Oklahoma City, Oklahoma 73134

Re:	Registration Statement on Form S-4 relating to the Senior Floating Rate Notes due 2012
Ladies and Gentlemen:
     We have acted as special counsel for Dobson Communications Corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4, as it may be amended (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on December 9, 2005 relating to the registration of the Company’s Senior Floating Rate Notes due 2012 (the “Exchange Notes”). Pursuant to the Registration Statement, the Company is offering to exchange (the “Exchange Offer”) up to $150,000,000 aggregate principal amount of the Exchange Notes for a like amount of its outstanding unregistered Senior Floating Rate Notes due 2012 (the “Original Notes”). The Exchange Notes will be issued upon consummation of the Exchange Offer. The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture, dated as of September 13, 2005 (the “Indenture”), between the Company and Bank of Oklahoma, National Association, as trustee (the “Trustee”).
     In our capacity as counsel to the Company we have examined (i) the Registration Statement, (ii) the Indenture and (iii) the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.
     In our examination, we have assumed the legal capacity of all natural persons, the genuiness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
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Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.
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Mayer, Brown, Rowe & Maw LLP
Dobson Communications Corporation
February 8, 2006

     We are admitted to practice law in the State of Illinois and in the State of New York and our opinions set forth below are limited to the laws of the State of Illinois and New York, the General Corporation Law of the State of Delaware and the federal laws of the United States and we do not express any opinions herein concerning federal or state securities laws or any other laws.
     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that when the Exchange Notes have been duly authorized and executed by the Company and the Exchange Notes have been authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to holders tendering into the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
     The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).
     The opinions presented herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.
     In rendering the opinions set forth above, we have assumed that the Company has complied with all aspects of the laws of its jurisdiction of organization in connection with the issuance of the Exchange Notes.
     The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.
     We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Act, or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours, MAYER, BROWN, ROWE & MAW LLP